EXHIBIT 10.1

Strategic Alliance Agreement

This agreement is made and entered into this second day of June, 2017 by and between Bravatek Solutions, Inc., a corporation organized under the laws of the State of Colorado, ("Bravatek"), with an address at 2028 E. Ben White Blvd., Unit #240-2835, Austin, Texas 78741and Mile High Construction (MHC), a commercial entity with a principal place of business located at the following address:

106 ½ South Railroad Avenue

Ashland, Virginia 23005

Whereas, Bravatek is a corporation, which has technical expertise in security-related software, tools and systems/services (including telecom services) to support, deploy and test its current and potential customers’ most critical initiatives.

Whereas, MHC is a corporation engaged in the business of providing telecom construction services.

Whereas, the parties desire to enter into a business relationship which will designate Bravatek as the lead for obtaining financing and provide management expertise for the purpose of promoting MHC’s services, as well as executing orders and after-sales support of MHC’s standard and custom services, and capabilities in the field of telecom services (the “Services”).

Now therefore, the parties mutually agree to enter into a strategic alliance under the following terms and conditions:

1)	Duties of Bravatek

Bravatek agrees to serve as the exclusive, US nationwide agent for MHC. In this capacity, Bravatek will use its best efforts to provide the following services to MHC:

a.

Bravatek will provide no less than two hundred thousand dollars ($ 200,000.00) in business expansion funding to MHC as consideration due under this Agreement. Both parties agree that the funding will be distributed and administered by Pauline Ewald as approved by Thomas Cellucci. In the event that Pauline Ewald is unable or unwilling to serve as the overall Project Manager, Bravatek and MHC will mutually agree in writing to hire and/or contract with another individual to serve in this role. All material goods purchased in furtherance of MHC’s field operations will be titled to Bravatek and remain the property of Bravatek unless otherwise agreed in writing.

b.	Provide a quarterly Pipeline or sales lead report to MHC on a monthly basis which contains a 3-month rolling forecast of potential sales.

c.	Follow-up on sales leads that MHC is actively engaged with or believes is appropriate.

d.	Provide MHC with any promotional materials, technical papers, white papers, proposals, etc. prior to publication or delivery to prospective clients.

e.	Bravatek will consider providing additional short term funding for projects. As an example of funding needs: T-Mobile new site builds cost $35,000.00 on average per job. It takes 90 days from project complete to get paid. Once paid, MHC will send Bravatek the sum of $35,000.00 plus a 3% funding fee. Bravatek will also get the 40% of the net profits secured by this Agreement in addition to this repayment with interest.

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2)	Duties of MHC

MHC agrees to use its best efforts to promote and support sales and after-sales support of Bravatek by:

	a.	Listing Bravatek in all appropriate sales and marketing materials as a non-exclusive alliance partner.

	b.	Provide timely responses to both technical and administrative questions posed by Bravatek. c. Promote Bravatek’s product and service offerings whenever possible.

	d.	Aid Bravatek in the writing of any technical/marketing/sales documents when requested and participate in mutually-agreed upon sales calls

	e.	Assign all Purchase Orders to Bravatek for administration, accounting and distribution that will be shared with MHC.

3)	Obligations of the Parties

Bravatek and MHC agree to jointly:

	a.	Develop and implement a joint Business Marketing Strategy whereby targeted markets/potential client-types/applications are mutually agreed upon;

	b.	Support each other in all agreed-upon technical, marketing and promotional efforts;

	c.	Develop a joint strategy for developing new product/services/capabilities to mutually benefit both parties;

	d.	Utilize each other as Preferred Vendors for services whenever possible upon mutual agreement.

4)	Compensation

In consideration of the provision by Bravatek of no less than two hundred thousand dollars ($ 200,000.00) in expansion funding and comprehensive project management consulting, MHC agrees that all net proceeds and/or profits resulting from services performed by MHC will be shared with Bravatek. Seventy percent (70%) of net proceeds or profits after expenses will be allotted to MHC. Thirty percent (30%) of net proceeds or profits will be allotted to Bravatek. Accountings and distributions will be made on Fridays of every week where fees and income are collected.

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5)	Exclusivity

MHC hereby expressly covenants to exclusively provide Purchase Orders to Bravatek for all telecommunications construction services performed for a one year period commencing on the date of full execution of this Agreement by the parties.

6)	Confidentiality

"Confidential information" shall mean any and all technical and non-technical information, documents and materials related to client projects of party and Services, services and business of each of the parties. MHC and Bravatek agree to maintain in strict confidence and not to disclose or disseminate, or to use for any purposes other than performance of the projects, the Confidential Information disclosed.

The obligation of non-disclosure shall not apply to the following:

a.	Information at or after such time that is publicly available through no fault of either party

b.	Information at or after such time that is disclosed to either party by a third party entitled to disclose such information

c.	Information which is required by law to be disclosed to federal, state or local authorities.

7)	Term of Confidentiality

For a period of five (5) years after termination of this Agreement, the parties shall treat as confidential all information and take every reasonable precaution and use all reasonable efforts to prevent the unauthorized disclosure of the same. The parties agree to take all steps reasonably necessary and appropriate to ensure that their employees, agents, and/or assistants treat all information as confidential and to ensure that such employees, agents, and/or assistants are familiar with and abide by the terms of this Agreement.

8)	Term

The term of this Agreement is twelve (12) months from the date hereof, and will be automatically renewed for one (1) additional twelve-month period unless either party shall notify the other in writing of its intention not to renew. Such notice must be given ninety (30) days prior to expiration of the original term. This Agreement may also be terminated by either party upon ninety (30) days written notice.

9)	Notices

Any notices required under this Agreement shall be delivered to:

Bravatek Technologies, Inc. 2028 E. Ben White Blvd., Unit #240-2835, Austin, Texas 78741 Mile High Construction:

106 ½ South Railroad Avenue Ashland, Virginia 23005

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10)	Governing Law

This Agreement is entered into in the State of Colorado and shall be interpreted according to the laws of the State of Colorado.

11)	Indemnification

MHC shall indemnify Bravatek , its directors, officers and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable attorney's fees and court costs incurred in connection with any third-party claim, action or proceeding arising from the negligence or intentional misconduct of MHC or breach of MHC of any of its obligations under this Agreement.

Bravatek shall indemnify MHC, its directors, officers and employees, for any and all damages, costs, expenses, and other liabilities, including reasonable attorney's fees and court costs, incurred in connection with any third-party claim, action or proceeding arising from the negligence or intentional misconduct of Bravatek or breach of Bravatek of any of its obligations under this Agreement.

12)	Modifications

No changes or modifications of this Agreement or any of its terms shall be deemed effective unless in writing and executed by the parties hereto.

13)	Assignment

This Agreement shall not be assignable by either party without the prior written consent of the other party.

14)	Entire Agreement

This Agreement represents the complete and entire understanding between the parties regarding the subject matter hereof and supersedes all prior negotiations, representations, or agreements, either written or oral, regarding this subject matter. Note that this agreement is not intended to create a partnership, and that the parties are not partners and do not have the authority to bind the other party to legal obligations.

15)	Projection

Both parties agree that the expected gross revenue resulting from work and services to be performed under this Agreement will be no less than two million dollars ($2,000,000.00).

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This Agreement shall not be considered accepted, approved or otherwise effective until signed by the appropriate parties.

Bravatek Technologies, Inc.		Mile High Construction

By	/s/ Thomas A. Cellucci	By	/s/ Matthew Wallace

Name	Thomas A. Cellucci	Name	Matthew Wallace

Title	Chief Executive Officer	Title	President

Date	6/2/17	Date	6/2/17

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